NEWBRIDGE PARTNERS, LLC

                       CODE OF PROFESSIONAL RESPONSIBILITY

                             (Revised December 1999)

         NewBridge Partners is an investment management firm. Our clients have entrusted us with the extraordinary responsibility of managing their assets to the best of our ability. As a consequence, we owe our clients, both as a matter of principle and as a matter of law, a fiduciary duty, that is, a duty of loyalty and a duty of care. In addition, as employees of the Firm, each of us owes a duty of loyalty to the Firm. Moreover, each of us is required to comply with certain express requirements of the Investment Advisers Act of 1940 (the "Advisers Act"). This Code of Professional Responsibility describes our duties to our clients and the Firm, as well as our additional obligations under the Advisers Act, and sets forth certain rules that have been adopted by the Firm with a view toward ensuring that the Firm and its employees will fulfill such duties and obligations.

FIDUCIARY DUTY TO OUR CLIENTS.

         The Advisers Act imposes a fiduciary duty upon each of us at NewBridge Partners, which means that we owe our clients a duty of loyalty and a duty of care.

         Under the duty of care, we are obligated:

          o to exercise a high degree of care in evaluating investment alternatives, in making investment recommendations to our clients and, when applicable, in exercising our discretionary power to make investments on behalf of our clients;

          o to ensure that all information provided to our clients is accurate in all material respects;

          o to ensure that all of our recommendations to our clients, and, if applicable, the investments made by us on their behalf, are suitable in light of each client's needs, financial circumstances and investment objectives; and

          o to obtain best execution for our clients' securities transactions where the Firm is in a position to direct brokerage transactions.

         Under the duty of loyalty, we are obligated:

          o    always to act in the best interests of our clients;

          o    to render disinterested and impartial advice to our clients;

          o to avoid engaging in any activity that conflicts with the interests of our clients; and

          o    to disclose to our clients any potential conflict of interest.
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         In conformity  with the  requirements  of the duty of loyalty,  we have advised our clients in Part II of our Form ADV, which is provided to each client, that any of us may, from time to time, engage in securities transactions that are the same as or similar to those that the Firm has recommended to its clients or has effected for their account. However, while such disclosure makes it permissible for each of us to engage in securities transactions that are the same as or similar to those that we are recommending to our clients or are effecting for their accounts, we can never:

          o engage in "front running," which means that we cannot purchase (or sell) securities for our own account prior to recommending the purchase or sale of such securities to, or purchasing (or selling) such securities for, our clients if our purchases (or sales) might disadvantage our clients by causing them to purchase (or sell) such securities at a possible higher (or lower) price than we might pay (or receive) as a result of our own purchases (or sales) of such securities; or

          o misappropriate an investment opportunity, which means, by way of illustration, that we cannot purchase securities for our own account if our purchase would preclude or hinder our clients from purchasing securities that we would have otherwise recommended to them.

         Similarly, under the duty of loyalty, we cannot favor one client over another. Thus we must endeavor to spread unique investment opportunities amongst our clients in a fair manner; and, while the bunching of trades is permissible, we must take care to ensure that the savings that are realized from such bunching are fairly allocated amongst our clients.

         The duty of loyalty also imposes a duty upon the Firm itself not to accept any compensation for directing trades to a particular broker except in the very narrow circumstances under which the payment of so-called "soft dollars" is permitted under Section 28(e) of the Securities Exchange Act of 1934. In order to ensure fulfill of this duty, the Firm has determined that it will not accept any compensation from any broker in connection with brokerage transactions, including any "soft dollar" compensation.

SPECIFICALLY PROHIBITED CONDUCT.

         In addition to imposing a fiduciary duty upon the Firm and its employees, the Advisers Act expressly prohibits the Firm and its employees from:

          o purchasing any security from, or selling a security to, a client for the account of the Firm or for the account of an employee of the Firm, without the express consent of the client

          o engaging in false or misleading advertising, including the use of testimonials and certain references to past recommendations;

          o    receiving   performance   fees   (except  in  certain   specified
               circumstances);
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          o    making payments to outside solicitors,  except in compliance with certain specific requirements; and

          o    engaging in any insider trading.

         To ensure that the Firm and its employees will not inadvertently engage in any of these specifically prohibited transactions, the Firm has adopted the following rules:

         1. The Firm and its employees may not purchase (or sell) a security from (or to) a client for the account of the Firm or for any account in which an employee of the Firm has a Beneficial Interest without the prior approval of the Firm's
                  Compliance Officer. For purposes of the Code of Professional Responsibility, an employee will be deemed to have a "Beneficial Interest" in an account, in a security or in a transaction, if any of the following persons or entities has the opportunity to profit or share directly or indirectly in any profit derived from such security or transaction:

                    o    the employee himself or herself;
                    o any member of the employee's immediate family sharing the same household;
                    o any partnership as to which the employee is a general partner;
                    o any corporation or similar entity in which the employee owns securities if the employee is a controlling shareholder of the entity and has or shares investment control over the entity's portfolio; or
                    o any trust as to which (a) the employee is the trustee and such employee or any member of his immediate family is a beneficiary, (b) the employee is a beneficiary and controls or shares control of the trust's investments, or (c) the employee is a settlor, has the power to revoke the trust without the consent of another person and shares investment control over the trust's investments.1

         2. Pursuant to the Firm's Policies and Procedures relating to Advertising, a copy of which is attached as Exhibit A to this Code of Professional Responsibility, all advertising by the Firm (which includes any written communication to more than one person) will be reviewed by the Firm's Compliance Officer (or his or her designee) prior to the dissemination thereof.

         3.       The Firm will not accept any performance  fees except pursuant
                  to  arrangements   that  have  been  approved  by  the  Firm's
                  Compliance Officer (or his or her designee).

------------------
         1The applicable rules that have been promulgated under both the Advisers Act and the Investment Company Act define the term "Beneficial
Interest" by reference to Rule 16a-1(a)(2) of the rules and regulations promulgated under the Exchange Act of 1934, to which reference should be made if there is any question as to whether an employee has a Beneficial Interest in any transaction or security. The term "immediate family" includes children, grandchildren, parents, grandparents, parents-in-law, siblings-in-law and children-in-law.

         4. The Firm will not engage any outside solicitors except pursuant to arrangements that have been approved by the Firm's Compliance Officer (or his or her designee).

         5. Each employee of the Firm will be required to read and agree to abide by the Firm's Written Policy on Insider Trading, a copy of which is attached as Exhibit B to this Code of Professional Responsibility.

PERSONAL SECURITIES TRANSACTIONS.

         The rules promulgated under both the Advisers Act and the Investment Company Act of 1940 (the "Investment Company Act") expressly require that the Firm maintain records with respect to each security transaction that is entered into by the Firm or any employee of the Firm who possesses knowledge about the Firm's investment recommendations. In order to ensure compliance with these rules, each employee of the Firm must provide a securities transaction report to the Firm's Compliance Officer (or his or her designee) within 10 days of the end of each calendar quarter which sets forth, as to each transaction in which the employee has a Beneficial Interest (as defined above):

          o the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each security involved in a transaction that was effected during such quarter;

          o the nature of the transaction (I.E., purchase, sale or other acquisition or disposition);

          o    the price of the security at which the transaction was effected;

          o the name of the broker, dealer or bank with or through whom the transaction was effected; and

          o    the date that the report is submitted by such employee;

provided, however, that an employee need not report (a) any transactions effected in any account over which neither the Firm nor such employee has any direct or indirect influence or control or (b) any transaction in any of the following securities: direct obligations of the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements, and shares issued by open-end investment companies that are registered under the Investment Company Act.

         If no securities transaction in which such employee has a direct or indirect beneficial interest occurred during the prior quarter, that fact must be stated in the quarterly securities transaction report.

         An employee of the Firm may satisfy the foregoing reporting requirement by supplying or directing his or her broker to supply to the Firm's Compliance Officer (or his or her designee) copies of confirmations of all personal securities transactions or copies of all periodic statements for all securities accounts as to which the employee has a direct or indirect beneficial interest, provided that such confirmations or statements are delivered to the Firm's Compliance Officer within 10 days of the end of the applicable quarter.

         In  addition,   if,  during  any  quarter,  an  employee  of  the  Firm
establishes an account that holds securities as to which the employee has a Beneficial Interest, the employee must report the following information to the Firm's Compliance Officer (or his or her designee) within 10 days after the end of such calendar quarter:

          o the name of the broker, dealer or bank with whom the employee established the account;

          o    the date the account was established; and

          o    the date that the report is submitted by such employee.

               In order to ensure that the personal securities transactions of employees of the Firm will not even have the appearance of a conflict of interest, the Firm has adopted the following restrictions on, and requirements relating to, personal investing activities:

         1. No employee of the Firm may execute a transaction relating to an Investment Security, as to which the employee has or would have a Beneficial Interest, on a day when the Firm has a block trade pending for the accounts of its clients in that same security until such trade is executed or withdrawn without the prior approval of the Firm's Compliance Officer (or his or her designee); and

         2. Each employee of the Firm must preclear with the Firm's Compliance Officer (or his or her designee) any transaction involving an Investment Security as to which the employee has or would have a Beneficial Interest;

         provided, however, that such preclearance shall not be required with respect to transactions involving 1000 shares or less or, in the case of Investment Securities of companies with a market capitalization in excess of $10 Billion, with respect to transactions involving 10,000 shares or less. For purposes of this Code of Professional Responsibility, an "Investment Security" shall mean an equity security of a company whose securities are listed for trading in the United States and which has a market capitalization in excess of $1 Billion.

ADDITIONAL RESTRICTIONS AND LIMITATIONS APPLICABLE TO INVESTMENT COMPANY
ADVISERS

         In accordance with certain of the Recommendations contained in the May 9, 1994, Report of the Advisory Group on Personal Investing of the Investment Company Institute and Rule 17j-1 of the rules and regulations promulgated under the Investment Company Act of 1940, the Firm has adopted the following additional restrictions on, and requirements relating to, personal investing activities, which restrictions and limitations will become effective at such time as the Firm commences to provide investment advice to a registered investment company:

         1.  Initial Public Offerings

                  No employee of the Firm may purchase any "Covered Security" that is being offered in an initial public offering without the prior approval of the Firm's Compliance Officer (or his or her designee). For purposes of this Code of Conduct, a
                  "Covered Security" is any security other than direct obligations of the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements, and shares issued by open-end investment companies that are registered under the Investment Company Act.


         2.  Limited Offerings (Private Placements)

                  No employee of the Firm may purchase a Covered Security in a private placement without the prior approval of the Firm's Compliance Officer (or his or her designee).


         3.  Additional Blackout Periods

                  No employee of the Firm may, without the prior approval of the Firm's Compliance Officer (or his or her designee) execute a transaction relating to an Covered Security on a day when any registered investment company as to which the Firm is an investment adviser has pending a buy or sell order in that same security until such order is executed or withdrawn; in addition, no member of the Investment Policy Committee of the Firm may, without the prior approval of the Firm's Compliance Officer (or his or her designee) purchase or sell any Covered Security within five calendar days before and two calendar days after any investment company as to which the Firm acts as an investment adviser purchases or sells that same security; provided, however, that such preclearance shall not be required with respect to transactions in Investment Securities involving 1000 shares or less or, in the case of Investment Securities of companies with a market capitalization in excess of $10 Billion, with respect to transactions involving 10,000 shares or less. The Firm reserves the right to require any employee who had engaged in transactions that are prohibited during such blackout periods to disgorge any profits realized in connection with such transaction.

         4.  Gifts

                  No employee of the Firm may accept any gift or other thing of more than DE MINIMIS value from any person or entity that does business with or on behalf of any investment company as to which the Firm serves as an investment adviser.

         5.  Service as a Director

                  No employee of the Firm may serve on the board of directors of any publicly traded company absent prior approval of the Firm's Compliance Officer (or his or her designee) based upon a determination that such board service would be consistent with the interests of any investment company as to which the Firm serves as an investment adviser and its shareholders.

         6.  Disclosure of Personal Holdings.

                  Each employee of the Firm, upon commencement of employment and annually thereafter, shall be required to report the following information to the Firm's Compliance Officer, as of a date not more than 30 days prior to the date on which the report in submitted, (a) the title, number of shares and principal amount of all Covered Securities in which the employee has a direct or indirect Beneficial Interest (as defined above), (b) the name of any broker, dealer or bank with whom the employee maintains an account in which any securities are held, either directly or indirectly, for the benefit of such employee, and
                  (c) the date that the report is submitted by such employee; provided, however, that such employee need not make a report with respect to any account over which the employee has no direct or indirect influence or control.

         7. Certification of Compliance with Code of Professional Responsibility

                  Each employee shall be required to certify annually that he or she (i) has read and understood the Code of Professional Responsibility, (ii) recognizes that he or she is subject thereto, (iii) has complied with the requirements of the Code of Professional Responsibility and (iv) has disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code of Professional Responsibility.

         8.  Review Procedures

                  The Compliance Officer (or his or her designee) shall, among other things review all securities transaction and holdings reports and compare, on a quarterly basis, all employee securities transactions with each Fund's completed portfolio transactions to determine whether a Code violation may have occurred. When there appears to be a transaction that conflicts with the Code, the Compliance Officer shall request a written explanation of the employee's transaction. If after post-trade review, it is determined that there has been a violation of the Code, a report will be made by the designated Compliance Officer with a recommendation of appropriate action to the Board.

PRESERVATION OF CONFIDENTIAL INFORMATION.

         Many of our clients have provided personal and financial information to us on the understanding that such information will be held in the strictest confidence. At the same time, each of us has learned, during the course of our employment, confidential information about the firm, including its investment management strategies and practices, its marketing plans and strategies, and its financial circumstances, as well as confidential information relating to our clients. All such confidential information must be held by each of us in strict confidence and not discussed or otherwise disclosed to anyone outside the Firm except as required by law. Any order, subpoena or other demand for any such confidential information should be immediately referred to the Firm's General Counsel.

DUTY OF LOYALTY TO THE FIRM.

         The success of the Firm is dependent upon the dedication of its employees to the achievement of that success. Accordingly, it is the policy of the Firm that no employee of the Firm may accept any position with any organization, whether for profit or otherwise, including governmental positions, without the prior approval of the Firm's Compliance Officer (or his or her designee). Such approval will not be given by the Firm's Compliance Officer (or his or her designee) if such organization competes with the business of the Firm or if the acceptance of the position with such organization would inhibit the employee from devoting substantially all of his or her business effort to the business of the Firm or might otherwise adversely affect the Firm.

                             NEWBRIDGE PARTNERS, LLC
                 POLICIES AND PROCEDURES RELATING TO ADVERTISING

         The   maintenance   of  the  Firm's   reputation  for  honesty  in  its
relationships  with its  clients and  prospective  clients is  essential  to the
Firm's future success. For this reason, the Firm must exercise extraordinary care to ensure that its communications to its clients and the public are accurate and complete, do not contain any potentially misleading information, are based upon solid factual data and do not contain promises or predictions as to future results. In addition, the Securities and Exchange Commission (the "SEC") has expressly prohibited certain types of advertising, including testimonials and, except in certain specified circumstances, references to past specific recommendations. TO ENSURE PRESERVATION OF ITS REPUTATION AND COMPLIANCE WITH THE REQUIREMENTS OF THE SEC, THE FIRM HAS DETERMINED THAT ALL ADVERTISING AND SOLICITATION MATERIALS (INCLUDING ANY WRITTEN COMMUNICATION ADDRESSED TO MORE THAN ONE PERSON) MUST BE SUBMITTED TO THE FIRM'S COMPLIANCE OFFICER (OR HIS OR HER DESIGNEE) FOR REVIEW AND APPROVAL PRIOR TO THE DISSEMINATION THEREOF.

         In addition, in accordance with the requirements of the SEC, the Firm's Compliance Officer (or his or her designee) will keep and maintain the following records that relate to advertising:

o A copy of each notice, circular, advertisement, newspaper article, investment letter, bulletin or other communication that the Firm circulates or distributes, directly or indirectly, to more than ten persons (other than persons connected with the Firm).

o A copy of each written communication that the firm sends to any client or prospective client relating to any recommendation made or proposed to be made or any advice given or proposed to be given, together with the names and addresses of each person, if any, to whom such communication was specifically addressed; provided, however, that if the Firm sends or otherwise delivers any such communication to

o more than 10 persons, the Firm is not required to keep a record of the names and addresses of the persons to whom it was sent; except that if such communication is distributed to persons named on any list, the Firm is required to retain with the copy of such communication a memorandum describing the list and the source thereof.

o Copies of any records or documents, including internal working papers, that are necessary to form the basis for or demonstrate the calculation of the performance or rate of return of any or all managed accounts or securities recommendations in any notice, circular, advertisement, newspaper article, investment letter, bulletin or other communication that the Firm circulates or distributes, directly or indirectly, to 10 or more persons (other than persons connected with the Firm). The Compliance Officer need not keep a copy of any account records that are used to calculate the performance of managed accounts so long as the Firm keeps copies of all account statements for its clients and such account statements reflect all debits, credits and other transactions for each account period.

o A copy of each Part II of the Firm's Form ADV, and any amendment thereof, that is delivered to any prospective client, together with a record of the date of delivery.

                                                                       EXHIBIT A

                             NEWBRIDGE PARTNERS, LLC
                        WRITTEN POLICY ON INSIDER TRADING

         NewBridge Partners, LLC (the "Firm") prohibits anyone who is associated with the Firm, including any officer or employee of the Firm (an "Associated Person") from trading, either personally or on behalf of others, on material non-public information or communicating material non-public information to others in violation of the Insider Trading and Securities Fraud Enforcement Act of 1988. This conduct is frequently referred to as "insider trading." Any questions regarding this policy should be referred to the Firm's Compliance Officer.

         The term "insider trading" is not clearly defined in federal or state securities laws, but generally is used to refer to the use of material non-public information to trade in securities (whether or not one is an "insider") or to communications of material non-public information to others.

         While the law concerning insider trading is not static, it is generally understood that the law prohibits:

          o trading by an insider on the basis of material non-public information;

          o trading by a non-insider on the basis of material non-public information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated; or,

          o    communicating material non-public information to others.

I.       WHO IS AN INSIDER?

         The term "insider" is broadly defined. It includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship with the company and, as a result, is given access to information that is intended to be used solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, the Firm may become a temporary insider of a client company it advises or for which it performs other services. If a client company expects the Firm to keep the disclosed non-public information confidential and the relationship implies such a duty, then the Firm and its Associated Persons who have knowledge of such information will be considered insiders.

II.      WHAT IS MATERIAL INFORMATION?

         Trading on insider information is not a basis for liability unless the information is material. "Material information" generally is defined as information that a reasonable investor would consider important in making their investment decisions, or information that is likely to have a substantial effect on the price of a company's securities, regardless of whether the information is related directly to the company's business. Information that Associated Persons of the Firm should consider material includes, but is not limited to: dividend changes; earnings estimates; changes in previously released earnings estimates; significant merger or acquisition proposals or agreements; major litigation; liquidation problems; and, extraordinary management developments.

III      WHAT IS NON-PUBLIC INFORMATION?

         Information is non-public until it has been effectively communicated to the marketplace. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public information.

IV.      PENALTIES FOR INSIDER TRADING

         Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties described below even if they do not personally benefit from the activities surrounding the violation. Penalties include: civil injunctions; treble damages; disgorgement of profits; jail sentences; fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefitted; and, fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided. In addition, any violation of this policy statement can be expected to result in serious sanctions by the Firm, including dismissal of the persons involved.

V.       PROCEDURES TO IMPLEMENT INSIDER TRADING POLICY

         The following procedures have been established to aid the Associated Persons of the Firm in avoiding insider trading. Failure to follow these procedures may result in dismissal, regulatory sanctions and criminal penalties.

         A.       IDENTIFY INSIDER INFORMATION

                  Before trading or making investment recommendations for any account on the basis of information about a company that is not generally available to the public, each Associated Person of the Firm should ask himself or herself the following questions:

                    1. Is the information material? Is this information that an investor would consider important in making an investment decision? Is this information that would substantially effect the market price of the securities if generally disclosed?

                    2. Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the market place, such as by being published in publications of general circulation?

         B.       REPORT TO COMPLIANCE OFFICER.

                  If, after consideration of the above, the Associated Person concludes that the information is material and non-public, or if he or she has further questions as to whether the information is material and non-public, the following procedures shall be followed:

                  1. The Associated Person should report the matter immediately to the Firm's Compliance Officer, who should advise the Associated Person as to the proper course of action to take after review of the matter.

                  2. Pending receipt of the advice of the Firm's Compliance Officer, the Associated Person should not purchase, sell or recommend securities on behalf of himself or herself or others, including accounts managed by the Firm.

                  3. The Associated Person should not communicate the information inside or outside the Firm other than to the Firm's Compliance Officer.

         C.       PERSONAL SECURITIES TRADING

                  As described in the Firm's Code of Professional Responsibility, all employees of the Firm are required to submit a report to the Firm of every securities transaction in which they have a direct or indirect beneficial interest within ten (10) days after the end of the calendar quarter in which the transactions were effected. This report shall include, among other things, the names of the securities, dates of the transactions, quantities, prices and broker/dealer or other entity through which the transactions were effected.

         D.       RESTRICTING ACCESS TO MATERIAL NON-PUBLIC INFORMATION

                  Information in an Associated Person's possession that he or she has identified as material and non-public may not be communicated to anyone, including persons within the Firm except as provided in paragraph B above. In addition, care should be taken so that such information is secure. For example, files containing material non-public information should be sealed and kept in a secure storage space.

                                 ACKNOWLEDGMENT

By affixing my signature below, I acknowledge that I have read and understood the foregoing Code of Professional Responsibility (Revised December 1999) and the Exhibits thereto, including the Written Policy on Insider Trading, and agree that I will comply in all respects with such Code of Professional Responsibility, including such policy.


---------------------------------                             ----------------
Name                                                          Date

                                                                  Exhibit (p)(3)

                         FORUM INVESTMENT ADVISORS, LLC
                            FORUM FUND SERVICES, LLC
                                 CODE OF ETHICS
                           AS AMENDED JANUARY 17, 2000


INTRODUCTION

         This Code of Ethics (the "Code") has been adopted by Forum Fund Services, LLC ("FFS") and Forum Investment Advisors, LLC ("FIA" and collectively with FFS, "Forum"). This Code pertains to Forum's investment advisory and distribution services to registered management investment companies or series thereof (each a "Fund"). In addition, this Code applies to employees of Forum's commonly controlled companies who serve as officers of a Fund. This Code establishes standards and procedures for the detection and prevention of activities by which persons having knowledge of the investments and investment intentions of a Fund may abuse their fiduciary duties to the Fund and addresses other types of conflict of interest situations. Definitions of underlined terms are included in Appendix A.

1.       POLICY STATEMENT

         Forum forbids any Access Person, Investment Personnel or Fund Officer from engaging in any conduct which is contrary to this Code. In addition, due to their positions, Forum also forbids any Access Person or Investment Personnel from engaging in any conduct which is contrary to Forum's Insider Trading Policy and Related Procedures. In addition, many persons subject to the Code are also subject to the other restrictions or requirements which affect their ability to open securities accounts, effect securities transactions, report securities transactions, maintain information and documents in a confidential manner and other matters relating to the proper discharge of your obligations to Forum. These include contractual arrangements with Forum, policies adopted by Forum concerning confidential information and documents and FFS' Compliance and Supervisory Procedures Manual.

         Forum has always held itself and its employees to the highest ethical standards. While this Code is only one manifestation of those standards, compliance with its provisions is essential. Failure to comply with this Code is a very serious matter and may result in disciplinary action being taken. Such action can include among other things, monetary fines, disgorgement of profits, suspension or even termination of employment.

2.       WHO IS COVERED BY THIS CODE

          (a) All Access Persons and Investment Personnel, in each case only with respect to those Funds as listed on Appendix B.

          (b) Fund Officers, but only with respect to those Funds for which they serve as Fund Officers as listed in Appendix B.

3.       PROHIBITED TRANSACTIONS

         (A) PROHIBITION AGAINST FRAUDULENT CONDUCT. It is unlawful for Access Persons, Investment Personnel and Fund Officers to use any information concerning a security held or to be acquired by a Fund, or their ability to influence any investment decisions, for personal gain or in a manner detrimental to the interests of a Fund. In addition, they shall not, directly or indirectly:

         (i) employ any device, scheme or artifice to defraud a Fund or engage in any manipulative practice with respect to a Fund;
         (ii) make to a Fund, any untrue statement of a material fact or omit to state to a Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading; or
         (iii) engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a Fund.

         (B) BLACKOUT PERIOD. Access Persons and Investment Personnel shall not purchase or sell a Covered Security in an account over which they have direct or indirect influence or control on a day during which they know or should have known a Fund has a pending "buy" or "sell" order in that same security until that order is executed or withdrawn.


         (C) ADDITIONAL INVESTMENT PERSONNEL BLACKOUT PERIOD. No Investment Personnel shall purchase or sell a Covered Security within five calendar days before or two calendar days after a Fund for which the Investment Personnel makes or participates in making a recommendation trades in that security. Any profits realized on trades within this proscribed period shall be disgorged. This blackout period does not apply to money market mutual funds which are advised by FIA.

         (D) FUND OFFICER PROHIBITION. No Fund Officer shall directly or indirectly seek to obtain information (other than that necessary to accomplish the functions of the office) from any Fund portfolio manager regarding (i) the status of any pending securities transaction for a Fund or (ii) the merits of any securities transaction contemplated by the Fund Officer.


         (E) BLACKOUT PERIOD EXCLUSIONS AND DEFINITIONS. The following transactions shall not be prohibited by this Code and are not subject to the limitations of Sections 3(b) and (c):


         (i) purchases or sales over which you have no direct or indirect influence or control (for this purpose, you are deemed to have direct or indirect influence or control over the accounts of a spouse, minor children and relatives residing in your home);
         (ii) purchases which are part of an automatic dividend reinvestment plan;
         (iii)    purchases or sales which are non-volitional on your part; and

         (iv) purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer.

         Your trading shall be exempt from the  limitations of Sections 3(b) and
(c) provided that (i) the market capitalization of a particular security exceeds $1 billion and (ii) pending orders of FIA do not exceed two percent of the daily average trading volume of the security for the prior 15 days.


         For purposes of Sections 3(b) and (c), and subject to Section 3(g) below, the (i) common stock and any fixed income security of an issuer shall not be deemed to be the same security and (ii) non-convertible preferred stock of an issuer shall be deemed to be the same security as the fixed income securities of that issuer; and (iii) convertible preferred stock shall be deemed to be the same security as both the common stock and fixed income securities of that issuer.

         (F) REQUIREMENT FOR PRECLEARANCE. Investment Personnel must obtain prior written approval from the designated Review Officer before:

         (i) directly or indirectly acquiring securities in an initial public offering for which no public market in the same or similar securities of the issue has previously existed; and
         (ii) directly or indirectly acquiring securities in a private placement. In determining whether to preclear the transaction, the Review Officer designated under Section 5 shall consider, among other factors, whether the investment opportunity should be reserved for a Fund, and whether such opportunity is being offered to the Investment Personnel by virtue of their position with the Fund.


         Any Investment Personnel of a Fund who has taken a personal position through a private placement will be under an affirmative obligation to disclose that position in writing to the Review Officer if they play a material role in the Fund's subsequent investment decision regarding the same issuer; this separate disclosure must be made even though the Investment Personnel has previously disclosed the ownership of the privately placed security in compliance with the preclearance requirements of this section. Once disclosure is given, an independent review of the Fund's investment decision will be made.


         (G) OTHER PROHIBITED TRANSACTIONS. Access Persons, Investment Personnel and Fund Officers shall not:

         (i) induce or cause a Fund to take action or to fail to take action, for personal benefit rather than for the benefit of the Fund;
         (ii) accept anything other than of DE MINIMIS value or any other preferential treatment from any broker-dealer or other entity with which a Fund does business;
         (iii) establish or maintain an account at a broker-dealer, bank or other entity through which securities transactions may be effected without written notice to the designated Review Officer prior to establishing such an account;

         (iv) use knowledge of portfolio transactions of a Fund for your personal benefit or the personal benefit of others;
         (v) violate the anti-fraud provisions of the federal or state securities laws;
         (vi) serve on the boards of directors of publicly traded companies, absent prior authorization based upon a determination by the Review Officer that the board service would be consistent with the interests of the Fund and its shareholders.


         (H) UNDUE INFLUENCE. Access Persons, Investment Personnel and Fund Officers shall not cause or attempt to cause any Fund to purchase, sell or hold any security in a manner calculated to create any personal benefit to you. You shall not recommend any securities transactions for a Fund without having disclosed (through reports in accordance with Section 4, preclearance in accordance with Section 3(f), or otherwise) your interest, if any, in such securities or the issuer thereof, including, without limitation, (i) your beneficial ownership of any securities of such issuer, (ii) any position with such issuer or its affiliates and (iii) any present or proposed business relationship between you (or any party in which you have a significant interest) and such issuer or its affiliates.

         (I) CORPORATE OPPORTUNITIES. Access Persons, Investment Personnel and Fund Officers shall not take personal advantage of any opportunity properly belonging to a Fund.

         (J)  CONFIDENTIALITY.  Except  as  required  in the  normal  course  of carrying out their business responsibilities, Access Persons, Investment Personnel and Fund Officers shall not reveal information relating to the investment intentions or activities of any Fund, or securities that are being considered for purchase or sale on behalf of any Fund.


4.       REPORTING REQUIREMENTS

         (A) REPORTING. Access Persons, Investment Personnel and Fund Officers must report the information described in this Section with respect to transactions in any Covered Security in which they have, or by reason of such transaction acquire, any direct or indirect beneficial ownership. They must report to the designated Review Officer unless they are otherwise required by a Fund, pursuant to a Code of Ethics adopted by the Fund, to report to the Fund or another person.

         (B) EXCLUSIONS FROM REPORTING. Purchases or sales in Covered Securities in an account in which you have no direct or indirect influence or control are not subject to the reporting requirements of this Section.

         (C) INITIAL HOLDING REPORTS. No later than ten (10) days after you become subject to this Code as set forth in Section 2, you must report the following information:

         (i) the title, number of shares and principal amount of each Covered Security (whether or not publicly traded) in which you have any direct or indirect beneficial ownership as of the date you became subject to this Code;

         (ii) the name of any broker, dealer or bank with whom you maintained an account in which any securities were held for your direct or indirect benefit as of the date you became subject to this Code; and
         (iii)    the date that the report is submitted.

         (D) QUARTERLY TRANSACTION REPORTS. No later than ten (10) days after the end of a calendar quarter, you must report the following information:

          (i) with respect to any transaction during the quarter in a Covered Security (whether or not publicly traded) in which you have, or by reason of such transaction acquired, any direct or indirect beneficial ownership:

               (1) the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;
               (2) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
               (3) the price of the Covered Security at which the transaction was effected;
               (4) the name of the broker, dealer or bank with or through which the transaction was effected; and
               (5)  the date that the report is submitted.

          (ii) with respect to any account established by you in which any Covered Securities (whether or not publicly traded) were held during the quarter for your direct or indirect benefit:

                  (1) the name of the broker, dealer or bank with whom you established the account;
                  (2)      the date the account was established; and
                  (3)      the date that the report is submitted.

         (E) ANNUAL HOLDINGS REPORTS. Annually, you must report the following information (which information must be current as of a date no more than thirty
(30) days before the report is submitted):

         (i) the title, number of shares and principal amount of each Covered Security (whether or not publicly traded) in which you had any direct or indirect beneficial ownership;
         (ii) the name of any broker, dealer or bank with whom you maintain an account in which any securities are held for your direct or indirect benefit; and
         (iii)    the date that the report is submitted.

         (F) CERTIFICATION OF COMPLIANCE. You are required to certify annually (in the form of Attachment A) that you have read and understood the Code and recognize that you are subject to the Code. Further, you are required to certify annually that you have complied with all the requirements of the Code and you have disclosed or reported all personal securities transactions pursuant to the requirements of the Code.

         (G) ALTERNATIVE REPORTING. The submission to the Review Officer of duplicate broker trade confirmations and statements on all securities transactions shall satisfy the reporting requirements of Section 4. The annual holdings report may be satisfied by confirming annually, in writing, the accuracy of the records maintained by the Review Officer and recording the date of the confirmation.

         (H) REPORT QUALIFICATION. Any report may contain a statement that the report shall not be construed as an admission by the person making the report that he or she has any direct or indirect beneficial ownership in the Covered Securities to which the report relates.

         (I) ACCOUNT OPENING PROCEDURES. You shall provide written notice to the Review Officer prior to opening any account with any entity through which a Covered Securities transaction may be effected. In addition, you will promptly:

         (i) provide full access to a Fund, its agents and attorneys to any and all records and documents which a Fund considers relevant to any securities transactions or other matters subject to the Code;
         (ii) cooperate with a Fund, or its agents and attorneys, in investigating any securities transactions or other matter subject to the Code;
         (iii) provide a Fund, its agents and attorneys with an explanation (in writing if requested) of the facts and circumstances surrounding any securities transaction or other matter subject to the Code; and
         (iv) promptly notify the Review Officer or such other individual as a Fund may direct, in writing, from time to time, of any incident of noncompliance with the Code by anyone subject to this Code.

5.       REVIEW OFFICER

         (A) DUTIES OF REVIEW OFFICER. The Chief Compliance Officer of Forum has been appointed by the Director of FIA and FFS as the Review Officer to:

         (i) review all securities transaction and holdings reports and shall maintain the names of persons responsible for reviewing these reports;
         (ii) identify all persons subject to this Code who are required to make these reports and promptly inform each person of the requirements of this Code;
         (iii)    compare,   on  a  quarterly  basis,  all  Covered   Securities
                  transactions with each Fund's completed portfolio transactions to determine whether a Code violation may have occurred;
         (iv) maintain a signed acknowledgment by each person who is then subject to this Code, in the form of Attachment A; and
         (v) identify persons who are Investment Personnel of the Fund and inform those persons of their requirements to obtain prior written approval from the Review Officer prior to directly or indirectly acquiring ownership of a security in any private placement or initial public offering.

         (vi) exempt any Fund Officer from provisions of this Code if the person is subject to similar requirements of a Fund's Code of Ethics.

         (B) POTENTIAL TRADE CONFLICT. When there appears to be a transaction that conflicts with the Code, the Review Officer shall request a written explanation of the person's transaction. If after post-trade review, it is determined that there has been a violation of the Code, a report will be made by the designated Review Officer with a recommendation of appropriate action to the Director of FIA and FFS and a Fund's Board of Trustees (or Directors).

         (C) REQUIRED RECORDS. The Review Officer shall maintain and cause to be maintained:

         (i) a copy of any code of ethics adopted by Forum which has been in effect during the previous five (5) years in an easily accessible place;
         (ii) a record of any violation of any code of ethics, and of any action taken as a result of such violation, in an easily accessible place for at least five (5) years after the end of the fiscal year in which the violation occurs;
         (iii) a copy of each report made by anyone subject to this Code as required by Section 4 for at least five (5) years after the end of the fiscal year in which the report is made, the first two (2) years in an easily accessible place;
         (iv) a list of all persons who are, or within the past five years have been, required to make reports or who were responsible for reviewing these reports pursuant to any code of ethics adopted by Forum, in an easily accessible place;
         (v) a copy of each written report and certification required pursuant to Section 5(e) of this Code for at least five (5) years after the end of the fiscal year in which it is made, the first two (2) years in an easily accessible place; and
         (vi) a record of any decision, and the reasons supporting the decision, approving the acquisition by Investment Personnel of securities under Section 3(f) of this Code, for at least five
                  (5) years after the end of the fiscal year in which the approval is granted.

         (D) POST-TRADE REVIEW PROCESS. Following receipt of trade confirms and statements, transactions will be screened for the following:

         (i)      SAME  DAY  TRADES:   transactions   by  Access  Persons  and
                  Investment Personnel occurring on the same day as the purchase or sale of the same security by a Fund for which they are an Access Person or Investment Personnel.
         (ii) PORTFOLIO MANAGER TRADES: transactions by Investment Personnel within five calendar days before and two calendar days after a Fund, for which the Investment Personnel makes or participates in making a recommendation, trades in that security.

         (iii) FRAUDULENT CONDUCT: transaction by Access Persons, Investment Personnel and Fund Officers which, within the most recent 15 days, is or has been held by a Fund or is being or has been considered by a Fund or FIA for purchase by a Fund.
         (iv) OTHER ACTIVITIES: transactions which may give the appearance that an Access Person, Investment Personnel or Fund Officer has executed transactions not in accordance with this Code.

         (E) SUBMISSION TO FUND BOARD. The Review Officer shall annually prepare a written report to the Board of Trustees (or Directors) of a Fund listed in Appendix B that

          (i) describes any issues under this Code or its procedures since the last report to the Trustees, including, but not limited to, information about material violations of the code or procedures and sanctions imposed in response to the material violations; and

          (ii) certifies  that  the  Fund  has  adopted  procedures   reasonably
               necessary to prevent Access Persons, Investment Personnel and Fund Officers from violating this code.

                              FORUM CODE OF ETHICS
                                   APPENDIX A
                                   DEFINITIONS

(a)      Access Person:

         (i)(1) of FIA means each director or officer of FIA, any employee or agent of FIA, or any company in a control relationship to FIA who, in connection with the person's regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of Covered Securities by a Fund advised by FIA, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

         (i)(2) any natural person in a control relationship to FIA who obtains information concerning recommendations made to a Fund by FIA with regard to the purchase or sale of Covered Securities by the Fund;

         (ii) of FFS means each director or officer of FFS who in the ordinary course of business makes, participates in or obtains information regarding the purchase or sale of Covered Securities for a Fund or whose functions or duties as part of the ordinary course of business relate to the making of any recommendation to a Fund regarding the purchase or sale of Covered Securities.

(b)      Act means the Investment Company Act of 1940, as amended.

(c) Beneficial Owner shall have the meaning as that set forth in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended, except that the determination of direct or indirect beneficial ownership shall apply to all Covered Securities which an Access Person owns or acquires. A beneficial owner of a security is any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest (the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities) in a security.

         Indirect pecuniary interest in a security includes securities held by a person's immediate family sharing the same household. Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships).

(d) Control means the power to exercise a controlling influence over the management or policies of a company, unless this power is solely the result of an official position with the company. Ownership of 25% or more of a company's outstanding voting securities is presumed to give the holder thereof control over the company. This presumption may be rebutted by the Review Officer based upon the facts and circumstances of a given situation.

(e)      Covered Security means any security except:

         (i)      direct obligations of the Government of the United States;
         (ii)     bankers' acceptances and bank certificates of deposits;
         (iii) commercial paper and debt instruments with a maturity at issuance of less than 366 days and that are rated in one of the two highest rating categories by a nationally recognized statistical rating organization;
         (iv)     repurchase agreements covering any of the foregoing; and
         (v)      shares of registered open-end investment companies.

(f) Fund Officer means any employee of Forum or of a company commonly controlled with Forum who is an officer or director/trustee of a Fund.

(h)      Investment Personnel means

         (i) any employee of FIA who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by a Fund managed by FIA; and

         (ii) any individual who controls FIA or a Fund for which FIA is an investment adviser and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

(i) Purchase or sale includes, among other things, the writing of an option to purchase or sell.

(j)      Security held or to be acquired by the Fund means

         (i) any Covered Security which, within the most recent 15 days (x) is or has been held by the applicable Fund or (y) is being or has been considered by the applicable Fund or its investment adviser for purchase by the applicable Fund; and

         (ii) and any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security.

                                               FORUM CODE OF ETHICS
                                                    APPENDIX B
                                              LIST OF ACCESS PERSONS
                                            (as amended March 20, 2000)

------------------------------ --------- -------- ----------------------------- ------------------------ --------------------
             FIA                  AP       IP              AS OF DATE                    FUND                 END DATE
------------------------------ --------- -------- ----------------------------- ------------------------ --------------------
Berthy, Les C.                    X         X     September 1, 1989                       FF
------------------------------ --------- -------- ----------------------------- ------------------------ --------------------
Burns, John                       X         X     July 1, 1999                          FF/CTD
------------------------------ --------- -------- ----------------------------- ------------------------ --------------------
Fischer, Anthony R.               X         X     January 1, 1998                         CTD
------------------------------ --------- -------- ----------------------------- ------------------------ --------------------
Goldstein, David I.               X               June 1, 1997                          FF/CTD
------------------------------ --------- -------- ----------------------------- ------------------------ --------------------
Kaplan, Mark D.                   X         X     March 20, 1996                        FF/CTD
------------------------------ --------- -------- ----------------------------- ------------------------ --------------------
Keffer, John Y.                   X               September 1, 1989                     FF/CTD
------------------------------ --------- -------- ----------------------------- ------------------------ --------------------
Stillings, Dawn Marie             X         X     January 1, 1998                       FF/CTD
------------------------------ --------- -------- ----------------------------- ------------------------ --------------------
Hirsch, Ron                       X               November 1, 1999                      FF/CTD
------------------------------ --------- -------- ----------------------------- ------------------------ --------------------
             FFS                  AP       IP              AS OF DATE                    FUND                 END DATE
------------------------------ --------- -------- ----------------------------- ------------------------ --------------------
Goldstein, David I.               X               September 1, 1991                       All
------------------------------ --------- -------- ----------------------------- ------------------------ --------------------
Keffer, John Y.                   X               June 9, 1986                            All
------------------------------ --------- -------- ----------------------------- ------------------------ --------------------
Hirsch, Ron                       X               November 1, 1999                        All
------------------------------ --------- -------- ----------------------------- ------------------------ --------------------

        FUND OFFICERS             AP       IP              AS OF DATE            OFFICER OR TRUSTEE OF        END DATE
------------------------------ --------- -------- ----------------------------- ------------------------ --------------------
Barrett, Stephen J.                               September 28, 1998                CT, TC, ML, SS
------------------------------ --------- -------- ----------------------------- ------------------------ --------------------
Goldstein, David I.                               October 16, 1992                      CT, FF
------------------------------ --------- -------- ----------------------------- ------------------------ --------------------
Hirsch, Ron                                       October 28, 1999                  SS, TC, CT, ML
------------------------------ --------- -------- ----------------------------- ------------------------ --------------------
Hong, Stacey E.                                   May 19, 1998                          CT, FF
------------------------------ --------- -------- ----------------------------- ------------------------ --------------------
Kaplan, Mark D.                                   June 14, 1996                           FF
------------------------------ --------- -------- ----------------------------- ------------------------ --------------------
Keffer, John Y.                                   October 16, 1992                  CT, FF, SS, TC
------------------------------ --------- -------- ----------------------------- ------------------------ --------------------
Klenk, Leslie K.                                  May 19, 1998                            FF
------------------------------ --------- -------- ----------------------------- ------------------------ --------------------
Riggle, D. Blaine                                 March 9, 1998                     CT, ML, SS, TC
------------------------------ --------- -------- ----------------------------- ------------------------ --------------------
Sheehan, Thomas G.                                July 26, 1994                         CT, ML
------------------------------ --------- -------- ----------------------------- ------------------------ --------------------
Taylor, Dawn                                      January 28, 1999                        SS
------------------------------ --------- -------- ----------------------------- ------------------------ --------------------

AP = Access Person;  IP = Investment Personnel
FF = Forum Funds; CTD = Core Trust (Delaware); CT = Cutler Trust; TC = True Crossing; Memorial = ML; SS = Sound Shore

                                      FORUM
                                 CODE OF ETHICS

                                  ATTACHMENT A
                                 ACKNOWLEDGMENT


I understand that I am subject to Forum's Code of Ethics. I have read and I understand the Forum Code of Ethics, as adopted by Forum Investment Advisors, LLC and Forum Fund Services, LLC as amended January 17, 2000 and will comply with it in all respects. In addition, I certify that I have complied with the requirements of the Code of Ethics and I have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code.




        Signature                                                      Date



      Printed Name

   THIS FORM MUST BE COMPLETED AND RETURNED TO FORUM'S COMPLIANCE DEPARTMENT:

                               COMPLIANCE MANAGER
                              FORUM FINANCIAL GROUP
                               TWO PORTLAND SQUARE
                               PORTLAND, ME 04101